Exhibit 99.1

AGREEMENT

The undersigned agree that this Schedule 13G dated October 28, 2025 relating to the Common Stock, par value $1.00 per share of Cool Company Ltd., shall be filed on behalf of the undersigned.

October 28, 2025
(Date)

JNE Partners LLP

By:	/s/ Andrew Lobb
Name:	Andrew Lobb
Title:	Chief Operating Officer

JNE Master Fund LP

By:	JNE Partners LLP
Its	Investment Manager

By:	/s/ Andrew Lobb
Name:	Andrew Lobb
Title:	Chief Operating Officer

Jonathan Esfandi

/s/ Jonathan Esfandi